Exhibit 2.4
Pledge Agreement
This Pledge Agreement is entered into as of April 23, 2010, by and between Arcadia Resources, Inc., a Nevada corporation (“Pledgor”), and H. D. Smith Wholesale Drug Co., a Delaware corporation (“Pledgee”).
Recitals
Whereas, Pledgor owns all the issued and outstanding ownership interests in PrairieStone Pharmacy, LLC, a Delaware limited liability company (“Company”).
Whereas, Pledgee and the Company have entered into a certain Line of Credit and Security Agreement dated as of even date herewith (as the same is modified, amended or restated, the “Credit Agreement”), pursuant to which Pledgee has agreed to provide to the Company a line of credit facility (the “Credit Loan”) in the aggregate principal amount not to exceed Five Million Dollars ($5,000,000), subject to the terms and conditions set forth in the Credit Agreement.
Whereas, in connection with the Credit Agreement, Pledgor agreed to provide a full guaranty of the Company’s obligations under the Credit Agreement and the Primary Vendor Agreement between the Company and Pledgee, dated as of even date herewith (the “Guaranty”).
Whereas, as security for the performance of Pledgor’s obligations under the Guaranty, the Pledgor is required to pledge to Pledgee all of such Pledgor’s right, title and interest in the Pledged Units (as defined below) pursuant to this Agreement.
Agreements
The parties agree as follows:
Article 1. Defined Terms.
Terms that are used herein as capitalized defined terms but that are not defined herein shall have the meanings ascribed to them in the Guaranty. Other terms used herein as defined terms, and their respective meanings, are as follows:
“UCC” means the Uniform Commercial Code from time to time in effect in the State of Indiana.
“Collateral” means the Pledged Units and all Proceeds thereof.
“Event of Default” means any breach of or default under the Guaranty.
“Obligations” means all sums owed by Pledgor to Pledgee and all other obligations under or pursuant to the Guaranty.
“Pledge Agreement” means this Pledge Agreement, as amended, supplemented, or otherwise modified from time to time.
“Pledged Units” means all Pledgor’s membership units of and interest in the Company, together with all certificates, options, or rights of any nature whatsoever that may be issued or granted by the Company to Pledgor in respect of the Pledged Units while this Pledge Agreement is in effect.

“Proceeds” means all “proceeds” as such term is defined in the UCC and, in any event, shall include, without limitation, all distributions or other income from, with respect to or on account of, the Pledged Units.
Article 2. Pledge; Grant of Security Interest.
Pledgor hereby pledges and delivers to Pledgee all of Pledgor’s right, title and interest in and to the Pledged Units and hereby grants to Pledgee a first priority security interest in the Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration, or otherwise) of the Obligations. Pledgor agrees that Pledgee is authorized to file a UCC financing statement in the name of Pledgor to perfect Pledgee’s security interest in the Collateral.
Article 3. Control Agreements.
This Pledge Agreement constitutes an instruction to the Company to mark its books and records to reflect the lien of Pledgee granted pursuant to this Pledge Agreement, and Pledgor will execute and deliver any other instruction to the Company to register the pledge and security interest of the Pledgee which the Pledgee may reasonably request. Pledgor will take any actions necessary to cause the Company to enable Pledgee to have and retain Control (as defined in the UCC) over such Pledged Units, including without limitation, the execution and delivery of a Control Agreement in form acceptable to the Pledgee. The Pledgor will execute and deliver to the Pledgee any instrument of assignment and any financing statement, instruction or other instrument reasonably deemed necessary by the Pledgee to further evidence or perfect the Pledgee’s security interest.
Article 4. Representations and Warranties.
Section 4.1 Pledgor represents and warrants that:
(a) Pledgor is the record and beneficial owner of the Pledged Units, free of any and all claims, liens or options in favor of, or claims of, any other Person, except the security interest created by this Pledge Agreement and the security interest of JANA Master Fund, Ltd., Vicis Capital Master Fund and LSP Partners, LP, each of which have been subordinated to Pledge pursuant to a Waiver, Consent and Subordination from such person;
(b) there are no certificates representing the Pledged Units;
(c) Pledgor’s State of Incorporation is in the State of Nevada; and
(d) Pledgor has the full right, power and authority to deliver, pledge, assign and transfer the Pledged Units as provided herein.
Article 5. Covenants.
Section 5.1 Pledgor covenants and agrees with Pledgee that, from and after the date of this Pledge Agreement and until the Obligations are paid in full:
(a) If Pledgor shall, as a result of its ownership of the Pledged Units, become entitled to receive or shall receive any additional percentage or units of ownership interest in the Company or any option or other rights or interest in the Company whether in addition to, in substitution of, as a conversion of, or in exchange for any of the Pledged Units, or otherwise in respect thereof, Pledgor shall accept it as Pledgee’s agent, hold it in

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trust for Pledgee and deliver it forthwith to Pledgee in the exact form received, duly endorsed by Pledgor to Pledgee, if required, to be held by Pledgee hereunder as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Units upon the liquidation or dissolution of the Company shall be paid over to Pledgee to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Units or any property shall be distributed upon or with respect to the Pledged Units pursuant to the recapitalization or reclassification of the capital of the Company or pursuant to the reorganization thereof, the property so distributed shall be delivered to Pledgee to be held by it, subject to the terms hereof, as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Units shall be received by Pledgor, Pledgor shall, until such money or property is paid or delivered to Pledgee, hold such money or property in trust for Pledgee, segregated from other funds of Pledgor, as additional collateral security for the Obligations.
(b) Without the prior written consent of Pledgee, Pledgor will not (i) vote to enable, or take any other action to permit, the Company to issue any membership or units of ownership interest of any nature or to issue any other instrument or right convertible into or granting the right to purchase or exchange for any percentages or units of ownership interest of the Company, or (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral, or (iii) create, incur, or permit to exist any claim, lien or option in favor of, or any claim of any Person with respect to, any of the Collateral, or any interest therein, except for the security interest granted by this Pledge Agreement. Pledgor will defend the right, title, and interest of Pledgee in and to the Collateral held by Pledgor against the claims and demands of all Persons whomsoever.
(c) At any time and from time to time, upon the written request of Pledgee, and at the sole expense of Pledgor, Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as Pledgee may reasonably request for the purposes of obtaining or preserving the full benefits of this Pledge Agreement and of the rights and powers herein granted, including to further perfect Pledgee’s security interest in the Pledged Units. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Pledgee, duly endorsed in a manner satisfactory to Pledgee, to be held as Collateral pursuant to this Pledge Agreement.
(d) Pledgor agrees to pay, and to save Pledgee harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales, or other taxes that may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Pledge Agreement.
Article 6. Voting Rights; Distributions.
Unless an Event of Default shall have occurred and be continuing and Pledgee shall have given written notice to Pledgor and the Company of Pledgee’s intent to exercise its rights pursuant to Article 7, Pledgor shall be permitted to exercise all voting, membership and other ownership rights with respect to the Pledged Units. For so long as the Guaranty is outstanding, Pledgee shall not receive or accept any dividends or distributions from the Company.

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Article 7. Rights of Pledgee.
If an Event of Default shall occur and be continuing and Pledgee shall have given 10 days prior written notice to Pledgor and the Company of its intent to exercise its rights under this Article 7: (i) Pledgee shall have the right to receive any and all cash or other distributions paid in respect of the Pledged Units and to make application thereof to the Obligations in such order as it may determine, and (ii) all Pledged Units of Pledgor shall upon written demand by Pledgee be registered in the name of Pledgee or its nominee, and Pledgee or its nominee may thereafter exercise (A) all voting and other rights pertaining to the Pledged Units at any meeting of members of the Company or otherwise and (B) any and all rights of conversion, exchange, subscription and any other rights, privileges, or options pertaining to such Pledged Units as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Units upon the merger, consolidation, reorganization, recapitalization, or other fundamental change in the organizational structure of the Company or upon the exercise by Pledgor or Pledgee of any right, privilege, or option pertaining to such Pledged Units, and in connection therewith, the right to deposit and deliver any and all of the Pledged Units with any committee, depository, transfer agent, registrar, or other designated agency upon such terms and conditions as it may determine), all without liability except to account for property actually received by it, but Pledgee shall have no duty to exercise any such right, privilege, or option and shall not be responsible for any failure to do so or delay in so doing. Pledgee shall not be liable for any failure to demand, collect, or realize upon all or any part of the Collateral or for any delay in doing so, nor shall it be under any obligation to sell or otherwise dispose of any Collateral upon the request of either Pledgor or any other firm or person or to take any other action whatsoever with regard to the Collateral or any part thereof.
Article 8. Remedies.
If an Event of Default shall occur and be continuing, Pledgee may exercise, in addition to all other rights and remedies granted in this Pledge Agreement and in any other instrument or agreement securing, evidencing, or relating to the Obligations, all rights and remedies of a secured party under the UCC or otherwise available at law or in equity. Without limiting the generality of the foregoing, Pledgee, without demand of performance or other demand, presentment, protest, advertisement, or notice of any kind (except any notice required by law referred to below) to or upon Pledgor or any other firm or person (all and each of which demands, defenses, advertisements, and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate, and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker’s board or office of Pledgee or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Pledgee shall have the right upon any such public sale or sales, and to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Pledgor, which right or equity is hereby waived or released. Pledgee shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization, or sale, after

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deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Pledgee hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as Pledgee may elect, and only after such application and after the payment by Pledgee of any other amount required by any provision of law, including, without limitation, Section 9.1-615 of the UCC, need Pledgee account for the surplus, if any, to Pledgor. To the extent permitted by applicable law, Pledgor waives all claims, damages, and demands it may acquire against Pledgee arising out of the exercise by Pledgee of any of its rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.
Article 9. Limitation on Duties Regarding Collateral.
Pledgee’s sole duty with respect to the custody, safekeeping, and physical preservation of the Collateral in its possession, under Section 9.1-207 of the UCC or otherwise, shall be to deal with it in the same manner as Pledgee deals with similar securities and property for its own account. Neither Pledgee nor any of its directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Pledgor or otherwise.
Article 10. General Provisions.
Section 10.1 Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and are powers coupled with an interest.
Section 10.2 Termination. Upon complete and irrevocable satisfaction of the Obligations, the Pledged Units and instruments of assignment delivered to Pledgee shall be redelivered to Pledgor and this Pledge Agreement shall terminate.
Section 10.3 Severability. Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.4 Section Headings. The section headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
Section 10.5 No Waiver; Cumulative Remedies. Pledgee shall not by any act (except by a written instrument pursuant to Section 10.6 hereof), delay, indulgence, omission, or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Pledgee, any right, power, or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power, or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. A waiver by Pledgee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that Pledgee would otherwise have on any further occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

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Section 10.6 Waivers and Amendments. None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented, or otherwise modified except by a written instrument executed by Pledgor and Pledgee; provided that any provision of this Pledge Agreement may be waived by Pledgee in a letter or agreement executed by Pledgee or by facsimile transmission from and signed by Pledgee.
Section 10.7 Successors and Assigns. This Pledge Agreement shall be binding upon the successors and assigns of Pledgor and shall inure to the benefit of Pledgee and its successors and assigns.
Section 10.8 Governing Law and Venue. This Agreement and the rights and obligations of the parties thereunder and hereunder shall be governed by, and construed and interpreted in accordance with the laws of the State of Indiana, notwithstanding the fact that Indiana conflict of law rules might otherwise require the substantive rules of law of another jurisdiction to apply. Pledgor and Pledgee hereby consent to the jurisdiction of any state court located within Marion County, Indiana and any federal court located in the Northern District of Indiana and waive personal service of any and all process made upon Pledgor. All service of process may be made by messenger, certified mail, return receipt requested or by registered mail directed to Pledgor at the addresses indicated aside its signature to this Agreement, and Pledgor otherwise waives any objection which Borrower may have to any proceeding commenced in a state court located within Cass County, Indiana or any federal court located in the Northern Districted of Indiana, based upon improper venue or forum non conveniens. Nothing contained in this Section shall affect the right of Pledgee to serve legal process in any other manner permitted by law or to bring any action or proceeding against Pledgor or its assets in the courts of any other jurisdiction.
Section 10.9 Waiver of Jury Trial. Pledgor and Pledgee, After Consulting Or Having Had The Opportunity To Consult With Counsel, Knowingly, Voluntarily, Intentionally, Irrevocably And Unconditionally Waive Any Right Either Of Them May Have To A Trial By Jury In Any Litigation Based Upon Or Arising Out Of This Agreement Or the Guaranty Or Any Of The Transactions Contemplated By This Pledge Agreement Or Any Course Of Conduct, Dealing, Statements (Whether Oral Or Written), Or Actions Of Either Of Them. Neither Pledgor nor Pledgee Shall Seek To Consolidate, By Counterclaim Or Otherwise, Any Action In Which A Jury Trial Has Been Waived With Any Other Action In Which A Jury Trial Cannot Be Or Has Not Been Waived. These Provisions Shall Not Be Deemed To Have Been Modified In Any Respect Or Relinquished By Either pledgor or pledgee Except By A Written Instrument Executed By Each Of Them.
[Signature Page Follows.]

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In Witness Whereof, the undersigned Pledgor has caused this Pledge Agreement to be duly executed and delivered as of the day and year first above written.

“Pledgor” Arcadia Resources, Inc.
By:	/s/ Marvin Richardson
	Printed:	Marvin Richardson
	Its:	CEO & President

Acknowledgement

STATE OF INDIANA	)
	)	SS:
COUNTY OF MARION	)
Before me, a Notary Public in and for said County and State, personally Marvin Richardson, the CEO & President of Arcadia Resources, Inc., who acknowledged execution of the foregoing instrument and who, having been duly sworn, stated that the representations therein contained are true.
Witness my hand and Notarial Seal this 23rd day of April, 2010.

May 17, 2005	/s/ Kristina Kahe Lehman
My Commission Expires:	(Signature) Notary Public Residing in
Hamilton County, Indiana

Kristina Kahe Lehman
(Printed Name)

Accepted, this 23 day of April, 2010.

“Pledgee” H. D. Smith Wholesale Drug Co.
By:	/s/ Henry Dale Smith
	Printed:	Henry Dale Smith
	Its:	Chairman & CEO

Consent and Acknowledgement
PrairieStone Pharmacy, LLC, a Delaware limited liability company (the “Company”), being the issuer of the units referenced in the above Pledge Agreement (the “Pledge”), hereby consents to the Pledge and acknowledges that it has registered the Pledge in favor of the Pledgee on its books and records.

“Company” Prairiestone Pharmacy, LLC
By:	/s/ Marvin Richardson
	Printed:	Marvin Richardson
	Its:	CEO & President